Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-07225, 333-39948, 333-106394, 333-118140, 333-141577, 333-161378 and 333-156010 on Form S-8 and Registration Statement Nos. 333-156009 and 333-166776-09 on Form S-3, of our reports dated February 29, 2012, relating to the financial statements of Newpark Resources, Inc. and subsidiaries, and the effectiveness of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Newpark Resources, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Houston, Texas

February 29, 2012